Exhibit 10.1

CMGI

FY 2008 Executive Management Incentive Plan

1.	Purpose

The objective of the FY 2008 Executive Management Incentive Plan (“2008 EMIP Plan” or “Plan”) is to recognize and reward the achievement of financial, business and management goals that are essential to the success of CMGI, Inc. and its subsidiaries (the “Company” or “CMGI”).

2.	Period of Effectiveness

This Plan relates to the 2008 fiscal year, August 1, 2007 to July 31, 2008.

3.	Eligibility

Certain executive employees of CMGI and its subsidiaries, as determined by the Human Resources and Compensation Committee of the Board of Directors of CMGI (the “Committee”), are eligible for participation in the 2008 EMIP Plan. (Each such designated person is called a “Participant” in this Plan.)

CMGI will issue all Participants a notice of their eligibility and their individual Plan components by providing a document in the form of Appendix B to each eligible Participant. Other eligibility requirements are listed in Section 9 below.

4.	Target Payout Percentage

Participants will be assigned a target payout percentage for the 2008 EMIP Plan, expressed as a percentage of Base Salary (as defined herein). This percentage (the “Target Payout Percentage”) represents the potential bonus that will be earned at full achievement of goals for all Plan components. The Target Payout Percentage will vary according to the Participant’s position. Actual payout percentage will vary based on the factors described in Section 5 below.

5.	Plan Components and Targets

The Plan payout will be measured based upon achievement against “NGOI” (regional and/or consolidated, depending on the Participant’s role) and Individual Performance, as further described below. A percentage of each Participant’s Target Payout Percentage will be allocated to each of the relevant components for that Participant.

A.	Non-GAAP Operating Income (Loss) (“NGOI”)

Non-GAAP Operating Income (Loss) (“NGOI”) is defined as operating income (Loss) of CMGI, Inc. excluding net charges related to depreciation, amortization of intangible assets, stock-based compensation and restructuring.

Each Participant’s Target Payout Percentage will include a component based on

Consolidated NGOI targets. Some Participants will also have a component based on a Regional NGOI target. Each Participant will be informed of (i) the relevant “Base Target” for Consolidated NGOI, (ii) the “Budget Target” for Consolidated NGOI and, if applicable, for Regional NGOI for the Participant’s region, and (iii) a “Maximum Target” for consolidated NGOI.

B.	Individual Performance

Each Participant’s Target Payout Percentage will include a component based on achievement of individual goals and objectives. In order to be eligible for the individual performance component, all Participants must have clearly documented individual goals and objectives established in conjunction with and approved by the Chief Executive Officer (and in the case of the Chief Executive Officer, by the Committee). Achievement of these goals and objectives will be assessed by the Chief Executive Officer following the close of the fiscal year. In the event the Company realizes overachievement with regard to corporate NGOI, the actual payment made with respect to individual performance will be increased proportionally to the amount of overachievement paid with respect to corporate NGOI.

6.	Gates

If CMGI does not achieve the Base Target for consolidated NGOI, no payments whatsoever will be made under this Plan, whether for NGOI achievement (consolidated or regional) or for individual performance.

No payout will be made without approval from the Committee.

7.	Calculation of Achievement and Overachievement Adjustments

A.	Consolidated NGOI

In the event that the relevant Base Target for Consolidated NGOI is achieved, each Participant would be eligible to receive a portion of the Consolidated NGOI component of his or her Target Payout Percentage based on a pro rata sliding scale running between 0% to 100% based on the spread between the Base Target and the Budget Target. If the Consolidated NGOI exceeds the Budget Target, the total payout made to the Participant for Consolidated NGOI will be based on a pro rata sliding scale running between 100% and 200% based on the spread between the Budget Target and the Maximum Target.

B.	Regional NGOI

The Regional component of the payout will be calculated as follows:

•	The Consolidated achievement percentage will be multiplied by the total potential target bonus pool to determine the amount of the actual bonus pool.

•	The Consolidated and personal components of the payout will be calculated based on the Consolidated achievement percentage.

Page 2.

•	The amount of the payout for the Consolidated and personal components of the payout will be subtracted from the actual bonus pool.

•	The remainder of the actual bonus pool will be allocated based on each region’s contribution to the total regional NGOI achievement.

C.	Individual Performance

For the individual performance metric, the Chief Executive Officer (and in the case of the Chief Executive Officer, the Committee) will assess each Participant’s performance against pre-established goals and assign a percentage achievement for the Individual Performance Component. In the event the Company realizes overachievement with regard to Consolidated NGOI, the actual payment made with respect to individual performance will be increased proportionally to the amount of overachievement paid with respect to Consolidated NGOI.

8.	Payout Calculations

A.	A Participant’s payout under this EMIP (the “Payout Amount”) will be calculated by multiplying (A) the Target Payout Percentage by (B) the weighted achievement levels computed in accordance with Section 7 above, by (C) the Participant’s Base Salary. For purposes of this EMIP, “Base Salary” is the total actual amount of base salary earned by the Participant during the fiscal year with respect to the period during which the Participant was eligible for EMIP.

B.	If the employee’s Target Payout Percentage changes during the fiscal year, the bonus payout will be pro-rated as follows: The new Target Payout Percentage will apply to the number of full months at the new target. The previous Target Payout Percentage will apply to the prior months.

C.	Results exceeding the Maximum Target will be eligible for additional payouts at the discretion of the Board.

D.	The payments will be made in accordance with the Company’s normal payroll practices.

9.	Specific Eligibility Requirements

A.	To be eligible for any payment under the Plan, a Participant must be an active executive of CMGI or one of its subsidiaries (subject to Section 9B below) on the date actual Plan payments are made.

B.	Only those employees who become eligible prior to April 30, 2008 will participate in the Plan.

10.	Administration of Plan; Miscellaneous Matters

A.	Payment on any particular occasion of any bonus amount in accordance with this Plan shall not create the presumption that any further bonus amount will be paid to the Participant thereafter under this Plan or otherwise.

Page 3.

B.	Participants who live and work in a non-United States location will have their Plan payout calculations performed (i.e., comparisons against metrics will be local currency denominated) and payouts issued in their local currency, unless a specific ex-patriate or other employment agreement specifically provides otherwise.

C.	The adoption of this Plan shall not be deemed to give any employee the right to be retained in the employ of CMGI or its subsidiaries or to interfere with the right of the Company to dismiss any employee at any time, for any reason not prohibited by law nor shall it be deemed to give the Company the right to require any employee to remain in its employ.

D.	Payments under this Plan are not to be considered for any purpose as part of the Participant’s base salary or wages.

E.	The financial targets assigned and recognized as goals on any of the performance factors may be removed, revised or otherwise modified by the Committee at any time for any reason or for no reason.

F.	The Committee’s interpretation of the Plan is final and in the sole and absolute discretion of the Committee. The Committee reserves the right to make final and binding decisions regarding the amount of incentive, if any, to be paid to any Participant. The Committee also reserves the right to amend, terminate and modify this Plan at any time in its sole discretion with or without notice. Each Participant, by signing a Certificate of Acknowledgment, specifically acknowledges this right.

G.	No Participant or third party acting on behalf of or through a Participant shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any amounts that may be payable hereunder, nor shall any of said amounts be subject to seizure for payment of debt, judgments, alimony or separate maintenance owed by a Participant, or be transferable by operation of law in the event of a bankruptcy, or otherwise.

H.	This Plan is administered by, and all decisions regarding any payments hereunder shall be made from, CMGI, Inc. regardless of whether a Participant is employed by CMGI or one of its subsidiaries.

I.	If any term or condition of this Plan is found to be in non-conformance with a given state or federal or other law, that term or condition will be non-enforceable but will not negate other terms and conditions of the Plan.

J.	The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Page 4.

Appendix A

Certificate of Acknowledgement

I,                                         , hereby certify that I have read the CMGI FY 2008 Executive Management Incentive Plan. I understand and agree with the terms of the Plan and agree to be bound thereby.

Participant Signature	Date

Printed Name

Witness Signature

Printed Name

Page 5.

Appendix B

FY 2008 Executive Management Incentive Plan

Participant Information Form

Participant Name:

Target Payout Percentage:

The Target Payout is allocated as follows:

Consolidated NGOI Achievement:                                         %

Regional NGOI Achievement:                                         %

Individual Performance:                                         %

The relevant NGOI Targets for Participant are as follows:

Consolidated NGOI

Base Target: $

Budget Target: $

Maximum Target: $

Regional NGOI (if applicable)

Region:

Budget Target: $

Page 6.